EXHIBIT 99.1

For immediate release

Nexen Announces New Appointments to the Board of Directors

Calgary, Alberta, December 9, 2008 – Nexen Inc. is pleased to announce that Mr. William Berry has joined the Board of Directors effective December 8, 2008, and that Mr. Robert Bertram will be joining the Board effective January 1, 2009.

William Berry, 55, is a retired oil and gas executive who started his career with Phillips Petroleum Company in 1976. At the time of his recent retirement, Mr. Berry was Executive Vice President, Exploration and Production with ConocoPhillips. Mr. Berry has Master and Bachelor of Science degrees in Petroleum Engineering from Mississippi State University and brings significant experience in the international oil and gas industry to the Board. He is also a director of Wilbros Group Inc.

Robert Bertram, 64, is the retiring Executive Vice President of Ontario Teachers Pension Plan Board (OTPPB), a position he has held since 1990. With responsibilities for OTPPB’s investment program, he oversaw the growth of the pension fund from $19 billion to over $100 billion. Mr. Bertram has a Bachelor of Arts degree in History from the University of Calgary, a Masters of Business Administration from the University of Alberta and holds a CFA designation. In addition, he is a graduate of the Directors Education Program sponsored by the Institute of Corporate Directors and the Rotman School of Business. Mr. Bertram is a director of The Cadillac Fairview Corporation and of Maple Leaf Sports and Entertainment Ltd., and is the Chair of the Strategic Committee of Glass Lewis LLC.

“We welcome Bill and Robert to the Board,” said Francis Saville, Q.C., Chairman of the Board of Nexen Inc. “With the upcoming mandatory retirement of two of our Board members, Dick Thomson and Dave Hentschel, we are fortunate to have these gentlemen join our Board. Their business knowledge, expertise and skill will ensure that Nexen continues to create value for shareholders.”

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the North Sea, Western Canada (including the Athabasca oil sands of Alberta and unconventional gas resource plays such as coalbed methane and shale gas), deep-water Gulf of Mexico, offshore West Africa and the Middle East. We add value for shareholders through successful full-cycle oil and gas exploration and development and leadership in ethics, integrity, governance and environmental protection.

For further information, please contact:

Eric B. Miller

Vice President, General Counsel and Secretary

(403) 699-5339

Michael J. Harris, CA

Vice President, Investor Relations

(403) 699-4688

801 – 7th Ave SW

Calgary, Alberta, Canada T2P 3P7

www.nexeninc.com

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements” (within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) or “forward-looking information” (within the meaning of applicable Canadian securities legislation). No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Nexen’s 2007 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission.

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